Exhibit 99.1

RxSight, Inc. Announces Pricing of Public Offering of Common Stock

Aliso Viejo, Calif. (NASDAQ: RXST) – May 8, 2024 – RxSight, Inc., an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, announced today that it has priced its underwritten public offering. RxSight expects to sell 1,785,714 shares of its common stock at a price to the public of $56.00 per share. RxSight has granted the underwriters a 30-day option to purchase up to an additional 267,857 shares of its common stock at the public offering price, less underwriting discounts and commissions. All of the shares are to be sold by RxSight. Before deducting the underwriting discount and estimated offering expenses payable by RxSight, RxSight expects to receive gross proceeds of approximately $100.0 million, assuming no exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on or about May 13, 2024, subject to satisfaction of customary closing conditions. BofA Securities is acting as lead bookrunning manager of the offering and as representative of the underwriters. J.P. Morgan is also acting as bookrunning manager for the offering. BTIG is acting as co-manager of the offering.

RxSight intends to use the net proceeds from the offering for continued commercial and marketing expansion, including international expansion, funding of product development, research and clinical development, and for working capital and general corporate purposes.

RxSight filed an automatic shelf registration statement on Form S-3 relating to the shares of common stock offered in the public offering described above with the Securities and Exchange Commission (the “SEC”) on May 8, 2024, which became automatically effective upon filing. RxSight filed a preliminary prospectus supplement and accompanying prospectus relating to the offering with the SEC on May 8, 2024. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus may also be obtained from: BofA Securities, Attention: Prospectus Department, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, by telephone at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and accompanying prospectus.

About RxSight, Inc.

RxSight, Inc. is an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®/LAL+™, collectively the “LAL”), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery, enabling doctors to customize and deliver high-quality vision to patients after cataract surgery.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements concerning expectations with respect to the expected completion and timing of closing of the public offering and the anticipated use of the net proceeds from the offering. Risks and uncertainties related to these endeavors include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the public offering. Investors should review the risks and uncertainties contained in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 6, 2024, in the preliminary prospectus supplement related to the public offering filed with the SEC on May 8, 2024, and in the final prospectus supplement to be filed with the SEC, as well as other risks set forth in our other filings with the SEC. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those described in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Company Contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

Oliver Moravcevic

VP, Investor Relations

omoravcevic@rxsight.com